SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 28, 2004

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer ID. Number
1-14514	Consolidated Edison, Inc. 4 Irving Place, New York, New York 10003 (212) 460-4600	New York	13-3965100

1-1217	Consolidated Edison Company of New York, Inc. 4 Irving Place, New York, New York 10003 (212) 460-4600	New York	13-5009340

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On May 28, 2004, Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility subsidiary of Consolidated Edison, Inc., entered into a Joint Proposal with the staff of the New York State Public Service Commission (PSC) and other parties with respect to the rates the company can charge its customers for gas and steam services. The Joint Proposal is subject to PSC approval.

The Joint Proposal, as it relates to the company’s gas business, covers the three-year period from October 1, 2004 through September 30, 2007, and provides that the PSC may select one of two alternatives for increases in gas base rates (which from the company’s perspective are economically equivalent): (A) increases of $28.7 million, $18.4 million and $18.3 million, effective October 1, 2004, 2005 and 2006, respectively, or (B) an increase of $46.8 million, effective October 1, 2004, with deferral accounting to be used to allocate the income statement effect of the increase over the term of the agreement. The gas rate increases shown above are net of $17.5 million (pre-tax) the company agreed to apply for customer benefit to resolve various issues, for which the company will recognize a charge in 2004. In addition to these rate increases, the company will retain the first $35 million of net revenues from non-firm customer transactions for each year of the rate plan.

The Joint Proposal, as it relates to the company’s steam business, covers the two-year period from October 1, 2004 through September 30, 2006, and provides for increases in steam base rates of $49.6 million, effective October 1, 2004, and $27.4 million effective, October 1, 2005. The steam rate increases shown above are net of $6.2 million (pre-tax) the company agreed to apply for customer benefit to resolve various issues, for which the company will recognize a charge in 2004.

Additional provisions of the Joint Proposal include:

•	earnings in excess of an 11.75 percent return on equity (based upon the actual average equity ratio, subject to a maximum equity ratio of 50 percent of capitalization) would be shared equally with customers;

•	pension and other post-employment benefit costs allocable to gas and steam businesses are to be reconciled to the amounts for such costs reflected in rates, with the difference deferred as a regulatory asset or liability, as the case may be, for future recovery or refund to customers;

•	opportunities to retain for shareholders a percentage of annual gas net revenues from non-firm customer transactions (20 percent of revenues between $35 million and $50 million, 25 percent between $50 million and $70 million and 10 percent over $70 million), and to earn an incentive of up to $8.5 million depending upon the number of customers that migrate to retail access;

•	continuation of provisions for the recovery from customers on a current basis of the cost of purchased gas, steam and fuel and for the recovery of environmental remediation expenses;

•	continuation of provisions pursuant to which the effects of weather on gas income are moderated; and

•	deferral as a regulatory asset or liability, subject to certain limitations, of differences between actual costs and amounts reflected in rates for property taxes and the cost of moving facilities to avoid interfering with governmental projects (interference costs).

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

99.	Fact Sheet for Gas And Steam Rate Case Joint Proposal

ITEM 9. REGULATION FD DISCLOSURE

The material attached hereto as Exhibit 99, which is incorporated in this Item 9 by reference thereto, is furnished pursuant to Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By	/s/ Edward J. Rasmussen
Edward J. Rasmussen
Vice President and Controller

DATE: May 28, 2004